Exhibit 99.1
PRESS RELEASE

Contact:	Bill Foust	Pete Thompson
	770-569-4203	770-569-4277
SCHWEITZER-MAUDUIT ANNOUNCES FIRST QUARTER 2009 RESULTS
•	Net Income of $13.3 Million,

•	Diluted Net Income Per Share of $0.87,

•	Results include $0.3 million of pre-tax restructuring and impairment expenses, or $0.01 per diluted share.
Alpharetta, GA, May 7, 2009.
Summary of Results
(Amounts in Millions, Except Per Share Amounts)

	2009	2008
	First	First
	Quarter	Quarter

Net Sales	$184.1	$189.8
Restructuring and Impairment Expenses	0.3	2.0
Operating Profit	22.8	0.0
SWM Net Income (Loss)	13.3	(1.2)

Earnings (Loss) Per Share — Diluted	$0.87	$(0.08)
Plus: Restructuring and Impairment Expenses Per Share — Diluted	0.01	0.09

Earnings Per Share Without Restructuring and Impairment Expenses — Diluted*	$0.88	$0.01

Average Shares — Diluted	15.2	15.4

*	Earnings Per Share Without Restructuring and Impairment Expenses — Diluted is a non-GAAP financial measure that is calculated by adding the earnings per share reduction caused by Restructuring and Impairment Expenses to Earnings (Loss) Per Share — Diluted.
Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported first quarter 2009 net income of $13.3 million compared with a net loss of $1.2 million during the first quarter of 2008. The diluted net income per share was $0.87 compared with net loss per share of $0.08 in the prior-year quarter. Restructuring and impairment expenses decreased earnings per share during the first quarters of 2009 and 2008 by $0.01 and $0.09, respectively.
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Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented that, “We are pleased with our excellent first quarter results. The improvement during the first quarter validates our strategy to grow high value products and transform our base paper manufacturing operations. Further, we are benefiting from increased selling prices, a more favorable inflationary and currency environment and improved mill operations. Results improved in each of our reporting segments reflecting the breadth of our improvement.”
Additional information regarding Schweitzer-Mauduit’s first quarter 2009 results and full year outlook can be found in our report to the U.S. Securities and Exchange Commission filed on May 6, 2009 on Form 10-Q.
Restructuring and Impairment Expenses
Activities associated with strategic restructuring actions initiated in 2006 through 2008 are substantially complete. In the quarters ended March 31, 2009 and 2008, the company incurred $0.3 million and $2.0 million in expenses related to the previously announced actions.
On April 20, 2009, we announced additional restructuring charges of approximately $22 million, including approximately $20 million in cash severance payments, as part of our plan to close our finished tipping paper production facility in Malaucène, France. We expect to begin recording these new restructuring expenses in the second quarter of 2009 with planned completion in the fourth quarter of 2009. The decision to close the Malaucène facility reflects that previous efforts to improve operating results for this location would not be successful and highlights Schweitzer-Mauduit’s strategy to rationalize its global manufacturing footprint and refocus resources to achieve leading positions in core product categories that provide opportunity for competitive advantage. Following the divestiture of this finished tipping paper facility in France, all of Schweitzer-Mauduit’s focus will be on product lines that represent core technologies and in which we hold a number one or two world-wide market position.
First Quarter 2009 Results
Net sales were $184.1 million in the three month period ended March 31, 2009, a 3 percent decrease over the prior-year quarter. Net sales decreased $5.7 million as a result of $16.1 million in unfavorable foreign currency exchange rate impacts and $10.5 million from an 11 percent decrease in unit sales volumes. These declines were largely offset by a $20.9 million improvement in the mix of products sold and higher average selling prices.
Operating profit was $22.8 million in the three month period ended March 31, 2009 versus an operating profit of zero in the prior-year quarter. Excluding pre-tax restructuring and impairment expenses, operating profit was $23.1 million during the first quarter of 2009 compared with $2.0 million during the first quarter of 2008. The higher operating profit was primarily due to $17.6 million from an improved mix of products sold and higher average selling prices, $2.4 million in favorable inflationary impacts essentially all from lower wood pulp costs and $4.5 million in cost saving programs. These favorable impacts were partially offset by $2.3 million in higher non-manufacturing expenses, reflecting an increase in incentive compensation accruals due to improved results, and $1.9 million from decreased sales volumes.
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Excluding restructuring and impairment expenses from each unit’s results, the French segment’s operating profit was $13.3 million in the three month period ended March 31, 2009, an increase of $12.6 million from an operating profit of $0.7 million in the prior-year quarter. The U.S. segment’s operating profit was $13.0 million for the first quarter of 2009, a $7.2 million increase from an operating profit of $5.8 million during the prior-year quarter. The Brazilian segment’s operating profit was $2.6 million during the three month period ended March 31, 2009, compared with an operating loss of $1.7 million during the prior-year quarter.
Interest expense of $1.8 million during the first quarter of 2009 decreased from $2.4 million in the prior-year quarter due to lower average interest rates and lower outstanding debt levels. Other income (expense), net was income of $0.2 million for the three months ended March 31, 2009 versus expense of $1.6 million for the prior-year period, primarily due to foreign currency transaction losses in the prior-year period. Schweitzer-Mauduit’s share of the net loss from our 50-percent joint venture paper mill in China totaled $1.3 million for the first quarter of 2009 versus net income of $0.4 million during the prior year quarter. The joint venture operated throughout the first quarter of 2009 whereas start-up of operations had not yet commenced during the prior year quarter. The joint venture’s sales volume increased during the first quarter, but below the pace expected.
The provision for income taxes in the three month period ended March 31, 2009 reflected an effective tax rate of 31 percent compared with 65 percent in the prior-year quarter. The difference in effective tax rates was primarily due to income in 2009 versus a loss in 2008 and the tax benefits of our foreign holding company structure.
Net income was favorable versus the comparable prior-year period by $14.5 million, or $0.95 per diluted share. Excluding restructuring and impairment expenses, diluted net income per share was $0.88 for the first quarter of 2009 compared with $0.01 per share in the prior year quarter.
Cash Flow and Quarterly Dividend
Net cash provided by operations totaled $11.8 million for the first quarter of 2009 compared with a use of cash of $8.0 million in the prior-year quarter. Our current period net operating cash flow was negatively impacted by a $15.5 million increase in operating working capital, primarily reflecting a change in French law regarding the length of vendor payment terms that caused an approximate $10 million one-time decrease in accounts payable. Capital spending was $2.6 million and $18.6 million during the three month periods ended March 31, 2009 and 2008, respectively. The decrease in capital spending was primarily due to expenditures of $7.2 million in the 2008 period for a paper machine rebuild that was part of the strategic actions at Papeteries de Mauduit, our largest French paper manufacturing facility.
Net debt at March 31, 2009, was $158.4 million compared to $167.9 million at December 31, 2008. Total debt was 36.5 percent of capital. Due to both a decrease in net debt and an increase in earnings before interest, taxes, depreciation and amortization, or EBITDA, which totaled $99.9 million for the last four quarters after adjusting to exclude restructuring and impairment expenses, Schweitzer-Mauduit’s net debt to adjusted EBITDA ratio declined to 1.58 versus a maximum of 3.0 as allowed by its existing Credit Agreement. Schweitzer-Mauduit had approximately $91 million of contractual availability under the Credit Agreement and overdraft facilities as of March 31, 2009. The Credit Agreement is currently scheduled to expire July 31, 2012.
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Capital spending for 2009 is projected to be at the lower end of a range between $20 and $30 million. We expect the reorganization of Schweitzer-Mauduit’s foreign holding company legal entities implemented in the fourth quarter of 2008 to reduce substantially annual cash tax payments beginning with the second quarter of 2009. Other cash needs, including pension funding, employee severance payments associated with restructuring actions and capitalized software spending, are projected to range between $20 and $30 million during 2009. Net debt is expected to remain below $170 million throughout the second quarter of 2009.
Schweitzer-Mauduit announced today a quarterly common stock dividend of $0.15 per share. The dividend will be payable on June 29, 2009 to stockholders of record on May 26, 2009.
Business Comments and Outlook
Mr. Villoutreix added, “Schweitzer-Mauduit continues to advance the strategy to transform our base paper manufacturing operations to better fit the global tobacco market while growing our high value products, principally reconstituted tobacco and cigarette paper for lower ignition propensity, or LIP, cigarettes. Our results during the first quarter of 2009 bear out that this strategy is delivering broad-based improvement in earnings.
“During the first quarter, we also benefited from favorable pricing, inflationary costs and currency impacts. The two main challenges faced in the quarter were sales volume declines and operating losses at our China joint venture. Unit sales volume of tobacco-related papers declined 9 percent, approximately 3 percent of which is due to our decision to shift production of certain papers to our China joint venture. The remaining volume decline is roughly in line with our major customers’ reported changes in units of cigarettes produced and reflects the poor world-wide economic conditions and tax increases impacting consumption. Growth in sales volume at our new paper joint venture in China has been slower than planned, but we expect progress to continue through the year. We are still confident of the long-term success of this investment, despite an expected loss for the full year 2009.
“Volume weakness during the first quarter supports our view of an increasingly challenging business environment as the year progresses, which will likely reduce earnings from the first quarter rate. Given the strong start to the year, we now project 2009 earnings of $1.80 to $2.00 per share, excluding restructuring and impairment expenses but including expected incremental operating losses of approximately $0.30 per share related to the closure of the Malaucène facility. This range of earnings guidance is prudent, reflecting the uncertainty and likely variability in world-wide tobacco product markets during the second half of 2009.
“We remain focused on successfully executing our business strategies to deliver value to our shareholders and customers. The on-going transformation of Schweitzer-Mauduit puts us in a better position to effectively manage through these uncertain economic times. We will continue our increased attention to cost control, operational efficiency and the delivery of earnings growth from our high value LIP and reconstituted tobacco products. We are committed to maintaining the strength of our balance sheet by aggressively managing cash flows while making the necessary adjustments to maintain our competitiveness in our base paper business.”
Conference Call
Schweitzer-Mauduit will hold a conference call to review first quarter 2009 results with investors and analysts at 10:30 a.m. eastern time on Thursday, May 7, 2009. The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.
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About Schweitzer-Mauduit International
Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,200 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China. For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:
•	We have manufacturing facilities in 6 countries and sell products in over 90 countries. As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.
•	Our sales are concentrated to a limited number of customers. In 2008, 60 percent of our sales were to our 5 largest customers. The loss of one or more of these customers, or a significant reduction in one or more of these customers’ purchases, could have a material adverse effect on our results of operations.
•	Our financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes. A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.
•	As a result of current excess capacity in the tobacco-related papers industry and increased operating costs experienced in recent years, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable. Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment and employee severance expenses associated with downsizing activities. The recently announced decision to close our finished tipping paper business in Malaucène, France will result in recording restructuring expenses beginning in second quarter 2009 through expected completion of the actions by the end of 2009. Further, the Malaucène operations are expected to realize increased operating losses during the remainder of 2009 as customer orders decline and the shutdown process is completed. Management continues to evaluate how to operate our production facilities more effectively with reduced production volumes. Therefore, additional restructuring actions and asset impairment charges are likely in 2009. We will continue to disclose any such actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.
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•	In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products. Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products. Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.
For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2008.
Non-GAAP Financial Measures
Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore “non-GAAP” financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.
Schweitzer-Mauduit management believes that investors’ understanding of the Company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the Company’s ongoing results of operations. Many investors are interested in understanding the performance of our ongoing businesses and comparing our results from normal operations from one period to the next. By providing the non-GAAP financial measures, together with the reconciliations and comments, we believe we are enhancing investors’ understanding of our business results.
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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THREE MONTHS ENDED MARCH 31,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2009	2008	Change

Net Sales	$184.1	$189.8	—	3.0%
Cost of products sold	142.5	169.8	—	16.1

Gross Profit	41.6	20.0		N.M.

Selling expense	5.2	6.4	—	18.8
Research expense	1.8	2.0	—	10.0
General expense	11.5	9.6	+	19.8

Total nonmanufacturing expenses	18.5	18.0	+	2.8

Restructuring and impairment expense	0.3	2.0	—	85.0

Operating Profit	22.8	—		N.M.
Interest expense	1.8	2.4	—	25.0
Other income (expense), net	0.2	(1.6)		N.M.

Income Before Income Taxes, Minority Interest and Net Loss from Equity Affiliates	21.2	(4.0)		N.M.
Provision (benefit) for income taxes	6.6	(2.6)		N.M.
Income (loss) from equity affiliates	(1.3)	0.4		N.M.

Net Income (Loss)	13.3	(1.0)		N.M.
Less: Net income attributable to noncontrolling interest	—	0.2		N.M.

Net Income (Loss) Attributable to SWM	$13.3	$(1.2)		N.M.	%

Net Income (Loss) Per Share:
Basic	$0.87	$(0.08)		N.M.	%

Diluted	$0.87	$(0.08)		N.M.	%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,098,700	15,408,200

Diluted, including Common Share Equivalents	15,164,400	15,408,200

N.M. — Not Meaningful
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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

	March 31,	December 31,
Unaudited	2009	2008

ASSETS
Cash and cash equivalents	$3.5	$11.9
Accounts receivable	83.2	87.0
Inventories	115.6	118.4
Other current assets	12.9	11.1
Net property, plant and equipment	388.4	407.8
Other noncurrent assets	84.6	92.5

Total Assets	$688.2	$728.7

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$20.5	$34.9
Other current liabilities	142.4	162.2
Long-term debt	141.4	144.9
Pension and other postretirement benefits	61.3	67.3
Deferred income tax liabilities	12.9	11.0
Deferred revenue	10.5	12.3
Other noncurrent liabilities	17.4	18.7
Stockholders’ equity	281.8	277.4

Total Liabilities and Stockholders’ Equity	$688.2	$728.7

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE THREE MONTHS ENDED MARCH 31,
(U.S. $ IN MILLIONS)

Unaudited	2009	2008

Net income (loss)	$13.3	$(1.0)
Depreciation and amortization	10.5	11.7
Restructuring accelerated depreciation and impairment	—	0.5
Amortization of deferred revenue	(1.8)	(1.7)
Deferred income tax provision (benefit)	6.4	(6.6)
Loss (income) from equity affiliate	1.3	(0.4)
Other items	(2.4)	1.6
Net changes in operating working capital	(15.5)	(12.1)

Cash Provided (Used) by Operations	11.8	(8.0)

Capital spending	(2.6)	(18.6)
Capitalized software costs	(1.1)	(0.7)
Acquisition of minority interests	—	(51.3)
Equity investment in foreign subsidiaries	—	(1.9)
Other investing	0.6	(3.3)

Cash Used for Investing	(3.1)	(75.8)

Cash dividends paid to SWM stockholders	(2.3)	(2.3)
Changes in debt	(13.5)	88.8
Purchases of treasury stock	(0.8)	(1.2)
Other financing	(0.6)	0.1

Cash Provided (Used) by Financing	(17.2)	85.4

Effect of Exchange Rate Changes on Cash	0.1	(0.1)

Increase (Decrease) in Cash and Cash Equivalents	$(8.4)	$1.5

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil. For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada. The Canadian operations only produce flax fiber used as a raw material in the U.S. operations. The term “France” includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia. Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales. Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales

	For the three months ended March 31,
	2009	2008	% Change
France	$111.6	$120.8	(7.6)%
United States	65.9	55.5	18.7
Brazil	18.1	17.9	1.1

Subtotal	195.6	194.2	0.7

Intersegment sales by:
France	(3.4)	(0.6)
United States	(1.2)	(0.7)
Brazil	(6.9)	(3.1)

Consolidated	$184.1	$189.8	(3.0)%

Operating Profit (Loss)

	For the three months ended March 31,
			Return on Net Sales
	2009	2008	2009	2008
France	$13.0	$(0.9)	11.6%	(0.7)%
United States	13.0	5.4	19.7	9.7
Brazil	2.6	(1.7)	14.4	(9.5)
Unallocated expenses	(5.8)	(2.8)

Consolidated	$22.8	$—	12.4%	—%

Restructuring & Impairment Expense (Income)

	For the three months ended March 31,
	2009	2008	% Change
France	$0.3	$1.6	(81.3)%
United States	—	0.4	N.M.
Brazil	—	—	N.M.

Consolidated	$0.3	$2.0	(85.0)%

Operating Profit (Loss) Without Restructuring & Impairment Expense (Income)*

	For the three months ended March 31,
			Return on Net Sales
	2009	2008	2009	2008
France	$13.3	$0.7	11.9%	0.6%
United States	13.0	5.8	19.7	10.5
Brazil	2.6	(1.7)	14.4	(9.5)
Unallocated expenses	(5.8)	(2.8)

Consolidated	$23.1	$2.0	12.5%	1.1%

*	Operating Profit (Loss) Without Restructuring & Impairment Expense is a non-GAAP financial measure that is calculated by adding Restructuring and Impairment Expense to Operating Profit (Loss).
N.M. — Not Meaningful
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